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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Antero Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANTERO RESOURCES CORPORATION
1615 Wynkoop Street
Denver, Colorado 80202

April 20, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Antero Resources Corporation:

        Notice is hereby given that the 2015 Annual Meeting of Stockholders of Antero Resources Corporation will be held on Wednesday, June 3, 2015 at 9:00 AM Mountain Time, at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

  1.
  To elect three Class II members of Antero Resources Corporation's Board of Directors to serve until the Company's 2018 annual meeting of stockholders;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015; and

  3.
  To transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 9, 2015, the record date for the meeting.

        Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the internet, rather than mailing paper copies of these materials to each stockholder. On or about April 20, 2015, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

By Order of the Board of Directors

Glen C. Warren, Jr. President, Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2015

This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteroresources.com in the "SEC Filings" subsection of the "Investor Relations" section.

YOUR VOTE IS IMPORTANT

        Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

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ANTERO RESOURCES CORPORATION
1615 Wynkoop Street
Denver, Colorado 80202

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Antero Resources Corporation for use at the Antero Resources Corporation 2015 annual meeting of stockholders (the "Annual Meeting"). In this Proxy Statement, references to "Antero Resources," the "Company," "we," "us," "our" and similar expressions refer to Antero Resources Corporation, unless the context of a particular reference provides otherwise. The Board requests your proxy for the Annual Meeting that will be held on Wednesday, June 3, 2015 at 9:00 AM Mountain Time, at 1615 Wynkoop Street, Denver, CO 80202. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

        If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

        Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors without your instructions as to how to vote. Please return your proxy card so that your vote can be counted.

 DELIVERY OF PROXY MATERIALS

        Mailing Date.    The Notice of Internet Availability of Proxy Materials (the "Notice of Availability") is first being sent to stockholders on or about April 20, 2015.

        Stockholders Sharing an Address.    Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.

        If your shares are held in "street name" (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Availability to multiple stockholders who share the same address. This practice is known as "householding." Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a "householding" consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

        Internet Availability of Proxy Materials.    This Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, along with the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC") on February 25, 2015 (the "Form 10-K") and the Company's 2014 Annual Report to Stockholders, are available free of charge at www.anteroresources.com in the "SEC Filings" subsection under the "Investor Relations" section.

 QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.001 per share, is the only outstanding class of the Company's securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 9, 2015. As of the record date, 276,998,936 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

        Quorum.    A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed. Antero Resources Investment LLC ("Antero Investment") currently controls approximately 74.8% of the voting power entitled to vote at the Annual Meeting. Accordingly, Antero Investment has the requisite voting power to constitute a quorum at the Annual Meeting and to ensure the approval of the proposals described below.

        Stockholder List.    In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

        Vote Required.    Only stockholders of record at the close of business on April 9, 2015 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

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  Directors will be elected by a plurality of all votes cast. You may vote "FOR ALL NOMINEES," "WITHHOLD AUTHORITY FOR ALL NOMINEES" or "FOR ALL EXCEPT" for the director nominees.

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  Ratification of the selection of the Company's independent registered public accounting firm will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposal to ratify the selection of the Company's independent registered public accounting firm.

        An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

        Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange's (the "NYSE") Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner (resulting in a "broker non-vote"). With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company's directors but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company's independent registered public accounting firm.

        Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting.

        Default Voting.    A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board's recommendations, which are as follows:

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  FOR the election of the three persons named in this Proxy Statement as the Board's nominees for election as Class II directors; and

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  FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

        Voting Procedures.    If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

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  By Internet.  You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have this card in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

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  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the Notice of Availability. Please have this card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

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  By Mail.  You may request a hard copy proxy card by following the instructions on the Notice of Availability and then submitting a proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

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  In Person.  You may vote in person at the Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

        If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

        Revoking Your Proxy.    You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i)  delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

        Solicitation Expenses.    We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

        Copies of the Annual Report.    Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero

Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed with it are available on our website, www.anteroresources.com in the "SEC Filings" subsection in the "Investor Relations" section. These materials do not constitute a part of the proxy solicitation material.

 ITEM ONE: ELECTION OF DIRECTORS

        The Company has classified its Board into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated the following individuals for election as Class II directors of the Company with their terms to expire at the Company's 2018 annual meeting of stockholders or until their earlier resignation or removal:

Peter R. Kagan
W. Howard Keenan, Jr.
Christopher R. Manning

        Messrs. Kagan, Keenan and Manning currently serve as Class II directors of the Company. Their biographical information is contained in "Directors and Executive Officers" below.

        The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company's directors and executive officers:

Name	Age	Position
Paul M. Rady	61	Chief Executive Officer, Chairman of the Board and Class I Director
Glen C. Warren, Jr.	59	President, Chief Financial Officer, Secretary and Class I Director
James R. Levy	39	Class I Director
Peter R. Kagan	46	Class II Director Nominee
W. Howard Keenan, Jr.	64	Class II Director Nominee
Christopher R. Manning	47	Class II Director Nominee
Richard W. Connor	65	Class III Director
Robert J. Clark	70	Class III Director
Benjamin A. Hardesty	65	Class III Director
Alvyn A. Schopp	56	Chief Administrative Officer, Regional Vice President and Treasurer
Kevin J. Kilstrom	60	Vice President—Production
Ward D. McNeilly	64	Vice President—Reserves, Planning and Midstream

        Set forth below is the background, business experience, attributes, qualifications and skills of the Company's executive officers, directors and director nominees. Executive officers serve at the discretion of the Board.

        Paul M. Rady has served as Chief Executive Officer and Chairman of the Board since May 2004. Mr. Rady also served as Chief Executive Officer and Chairman of the board of directors of the Company's predecessor, Antero Resources Corporation, from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Mr. Rady also serves as Chairman of the board of directors of the general partner of Antero Midstream Partners LP. Prior to Antero Resources Corporation, Mr. Rady served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Prior to Pennaco, Mr. Rady was with Barrett Resources from 1990 until 1998 where he initially was recruited as Chief Geologist in 1990, then served as Exploration Manager, EVP Exploration, President, COO and Director and ultimately CEO. Mr. Rady began his career with Amoco where he served 10 years as a geologist focused on the Rockies and Mid-Continent. Mr. Rady holds a B.A. in Geology from Western State College of Colorado and M.Sc. in Geology from Western Washington University.

        Mr. Rady's significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge, enable Mr. Rady to provide the Board with executive counsel on a full range of business, strategic and professional matters.

        Glen C. Warren, Jr. has served as President, Chief Financial Officer and Secretary and as a director since May 2004. Mr. Warren also served as President, Chief Financial Officer and Secretary and as a director of the Company's predecessor, Antero Resources Corporation, from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Mr. Warren also serves as a director of the general partner of Antero Midstream Partners LP. Prior to Antero Resources Corporation, Mr. Warren served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Mr. Warren spent 10 years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillons Read & Co. Inc. and Kidder, Peabody & Co. Mr. Warren began his career as a landman in the Gulf Coast region with Amoco, where he spent six years. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at U.C.L.A.

        Mr. Warren's significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge, enable Mr. Warren to provide the Board with executive counsel on a full range of business, strategic, financial and professional matters.

        James R. Levy has served as a director since the Company's initial public offering in October 2013 and is currently a member of the Company's Compensation Committee. Mr. Levy joined Warburg Pincus in 2006 and focuses on investments in the energy industry. Mr. Levy is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. Prior to joining Warburg Pincus, Mr. Levy worked as a private equity investor at Kohlberg & Company and in M&A advisory at Wasserstein Perella & Co. Mr. Levy currently serves on the board of directors of Laredo Petroleum and several private companies. He is a former director of Broad Oak Energy. Mr. Levy received a Bachelor of Arts degree from Yale University.

        Mr. Levy has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Levy well-suited to serve as a member of the Board.

        Peter R. Kagan has served as a director since 2004 and is currently the Lead Director and a member of the Nominating & Governance Committee. Mr. Kagan has been with Warburg Pincus since 1997 where he leads the firm's investment activities in energy and natural resources. He is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a member of Warburg Pincus LLC's Executive Management Group. Mr. Kagan received a B.A. degree cum laude from Harvard College and J.D. and M.B.A. degrees with honors from the University of Chicago. Prior to joining Warburg Pincus, he worked in investment banking at Salomon Brothers in both New York and Hong Kong. Mr. Kagan currently also serves on the boards of directors of the following public companies: Laredo Petroleum, MEG Energy Corp. and Targa Resources Corp., as well as the boards of several private companies. Mr. Kagan also serves on the Board of Directors of the general partner of Antero Midstream Partners LP. In addition, he is a director of Resources for the Future and a trustee of Milton Academy.

        Mr. Kagan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Kagan well-suited to serve as a member of the Board.

        W. Howard Keenan, Jr. has served as a director since 2004 and is currently a member of the Nominating & Governance Committee. Mr. Keenan has over 35 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry. Mr. Keenan also serves on the Board of Directors of the general partner of Antero Midstream Partners LP. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds a B.A. degree cum laude from Harvard College and an M.B.A. degree from Harvard University.

        Mr. Keenan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Keenan well-suited to serve as a member of the Board.

        Christopher R. Manning has served as a director since 2005 and is currently a member of the Compensation Committee. Mr. Manning has been a Partner with Trilantic Capital Partners since its formation and spin out from Lehman Brothers Merchant Banking in April 2009, and is currently a member of its Executive Committee and Chairman of Trilantic Energy Partners. His primary focus is on investments in the energy sector. Mr. Manning joined Lehman Brothers Merchant Banking in 2000 and was concurrently the Head of Lehman Brothers' Investment Management Division, including both the Asset Management and Private Equity businesses, in Asia-Pacific from 2006 to 2008. He was also a member of the Global Investment Management Division Executive Committee and the Private Equity Division Operating Committee. Prior to Lehman Brothers, Mr. Manning was the chief financial officer of The Wing Group, a developer of international power projects. Prior to The Wing Group, he was in the investment banking department of Kidder, Peabody & Co., where he worked on M&A and corporate finance transactions in the energy sector. Mr. Manning currently serves on the boards of The Cross Group, Enduring Resources LLC, Templar Energy LLC, Trail Ridge Energy Partners II LLC, Velvet Energy, Ltd. and Ward Energy Partners. Mr. Manning also serves on the Board of Directors of the general partner of Antero Midstream Partners LP. Mr. Manning was previously Chairman of the Board of LB Pacific and TLP Energy and a director of Mediterranean Resources and VantaCore Partners Mr. Manning holds a B.B.A. from the University of Texas at Austin and an M.B.A. from The Wharton School of the University of Pennsylvania.

        Mr. Manning has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Manning well-suited to serve as a member of the Board.

        Richard W. Connor has served as a director since September 1, 2013 and is currently chairman of the Audit Committee and a member of the Nominating & Governance Committee. Prior to his retirement in September 2009, Mr. Connor was an audit partner with KPMG LLP, or KPMG, where he principally served publicly traded clients in the energy, mining, telecommunications, and media industries for 38 years. Mr. Connor was elected to the partnership in 1980 and was appointed to KPMG's SEC Reviewing Partners Committee in 1987 where he served until his retirement. From 1996 to September 2008, he served as the Managing Partner of KPMG's Denver office. Mr. Connor earned his B.S. degree in accounting from the University of Colorado. Mr. Connor is a member of the board of directors of Zayo Group LLC, a provider of bandwidth infrastructure and colocation services. Mr. Connor is also a director of Centerra Gold, Inc. (TSX: CG.T), a Toronto-based gold mining company listed on the Toronto Stock Exchange. Mr. Connor also serves as a director and chairman of the audit committee of the general partner of Antero Midstream Partners LP.

        Mr. Connor has experience in technical accounting and auditing matters, knowledge of SEC filing requirements and experience with a variety of energy clients. The Company believes his background and skill set make Mr. Connor well-suited to serve as a member of the Board and as Chairman of the Audit Committee.

        Robert J. Clark has served as a director since the Company's initial public offering in October 2013 and is currently chairman of the Compensation Committee and a member of the Audit Committee. Mr. Clark has been Chairman and Chief Executive Officer of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013. Prior to the formation of 3 Bear Energy LLC, Mr. Clark formed, operated and subsequently sold Bear Tracker Energy in February 2013 (to Summit Midstream Partners, LP), a portion of Bear Cub Energy in April 2007 (to Regency Energy Partners, L.P.) and the remaining portion in December 2008 (to GeoPetro Resources Company) and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.). Mr. Clark was President of SOCO Gas Systems, Inc. and Vice President-Gas Management for Snyder Oil Corporation from 1988 to 1995. Mr. Clark served as Vice President Gas-Gathering, Processing and Marketing of Ladd Petroleum Corporation, an affiliate of General Electric, from 1985 to 1988. Prior to 1985, Mr. Clark held various management positions with NICOR, Inc. Mr. Clark received his Bachelor of Science degree from Bradley University and his Master's Degree in Business Administration from Northern Illinois University. Mr. Clark is a member of the board of trustees of Bradley University and serves on the board of trustees of Children's Hospital Colorado Foundation.

        Mr. Clark has significant experience with energy companies, with over 45 years of experience in the industry. The Company believes his background and skill set make Mr. Clark well-suited to serve as a member of the Board.

        Benjamin A. Hardesty has served as a director since the Company's initial public offering in October 2013 and is currently chairman of the Nominating & Governance Committee, a member of the Compensation Committee and a member of the Audit Committee. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010. Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. (NYSE: D) engaged in the exploration and production of natural gas in North America, a position he had held since September 2007. Mr. Hardesty joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007. Mr. Hardesty was a member of the board of directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013. Mr. Hardesty is currently a member of the board of directors of KLX, Inc. (NASDAQ: KLXI), which spun-off from B/E Aerospace, Inc. in December 2014. From 1978 to 1995, Mr. Hardesty held operating and executive positions with Development Drilling Corp and Stonewall Gas Company. Mr. Hardesty received his Bachelor of Science degree from West Virginia University and his Master of Science degree from The George Washington University. Mr. Hardesty served as an active duty officer in the U.S. Army Security Agency. Mr. Hardesty is a director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Additionally, Mr. Hardesty is a trustee and past chairman of the Nature Conservancy of West Virginia and a member of the board of directors of the West Virginia Chamber of Commerce. Mr. Hardesty serves as a member of the Visiting Committee of the Petroleum Natural Gas Engineering Department of the Statler College of Engineering and Mineral Resources at West Virginia University.

        Mr. Hardesty has significant experience in the natural gas industry, including in the Company's areas of operation. The Company believes his background and skill set make Mr. Hardesty well-suited to serve as a member of the Board.

        Alvyn A. Schopp has served as Chief Administrative Officer, Regional Vice President, and Treasurer since September 2013. Mr. Schopp also served as Vice President of Accounting and Administration and Treasurer from January 2005 to September 2013, as Controller and Treasurer from 2004 to 2005 and as either Vice President of Accounting and Administration and Treasurer or Controller of the Company's predecessor, Antero Resources Corporation, from 2003 until its ultimate sale to XTO Energy, Inc. in April 2005. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix. From 1980 to 1993 Mr. Schopp was with KPMG LLP, most recently as a Senior Manager. Mr. Schopp holds a B.B.A. from Drake University.

        Kevin J. Kilstrom has served as Vice President of Production since June 2007. Mr. Kilstrom was a Manager of Petroleum Engineering with AGL Energy of Sydney, Australia from 2006 to 2007. Prior to AGL, Mr. Kilstrom was with Marathon Oil as an Engineering Consultant and Asset Manager from 2003 to 2006 and as a Business Unit Manager for Marathon's Powder River coal bed methane assets from 2001 to 2003. Mr. Kilstrom also served as a member of the board of directors of three Marathon subsidiaries from October 2003 through May 2005. Mr. Kilstrom was an Operations Manager and reserve engineer at Pennaco Energy from 1999 to 2001. Mr. Kilstrom was at Amoco for more than 22 years prior to 1999. Mr. Kilstrom holds a B.S. in Engineering from Iowa State University and an M.B.A. from DePaul University.

        Ward D. McNeilly serves as Vice President of Reserves, Planning & Midstream, and has been with the Company since October 2010. Mr. McNeilly has 34 years of experience in oil and gas asset management, operations, and reservoir management. From 2007 to October 2010, Mr. McNeilly was

BHP Billiton's Gulf of Mexico Operations Manager. From 1996 through 2007, Mr. McNeilly served in various North Sea and Gulf of Mexico Deepwater operations and asset management positions with Amoco and then BP. Mr. McNeilly served in a number of different domestic and international positions with Amoco from 1979 to 1996. Mr. McNeilly holds a B.S. in Geological Engineering from the Mackay School of Mines at the University of Nevada.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's Corporate Governance Guidelines include provisions concerning the following:

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  size of the Board;

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  qualifications, independence, responsibilities, tenure and compensation of directors;

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  service on other boards;

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  director resignation process;

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  role of Chairman of the Board;

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  meetings of the Board and meetings of independent directors;

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  interaction of the Board with external constituencies;

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  performance review of the Board and director orientation and continuing education;

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  attendance at meetings of the Board and the Annual Meeting;

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  stockholder communications with directors;

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  committee functions, committee charters and independence of committee members;

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  director access to independent advisors and management; and

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  management evaluation and succession planning.

        The Company's Corporate Governance Guidelines is available at the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. The Company's Corporate Governance Guidelines are reviewed periodically and as necessary by the Company's Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board for its approval.

Director Independence

        Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Levy, Kagan, Keenan, Manning, Connor, Clark and Hardesty. Neither Mr. Rady, the Company's Chairman and Chief Executive Officer, nor Mr. Warren, the Company's President, Chief Financial Officer and Secretary, is considered by the Board to be an independent director because of his employment with the Company.

Board Leadership Structure

        The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces.

As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company's leadership structure to meet those needs.

        At present, the Board of the Company has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined, the Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.

        The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company's success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company. Seven of the nine members of the Board are independent under NYSE rules.

Executive Sessions; Election of Lead Director

        To facilitate candid discussion among the Company's directors, the non-management directors meet in regularly scheduled executive sessions.

        Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a director to preside at executive sessions of independent directors (the "Lead Director"). The Board elected Mr. Kagan, an independent director, to serve as the Lead Director. In this capacity Mr. Kagan provides, in conjunction with the Chairman, leadership and guidance to the Board. As the Lead Director, Mr. Kagan also (i) serves as chairman of executive sessions of the non-management directors and (ii) establishes the agenda for the meetings of the independent directors in executive sessions.

Majority Voting for Directors

        Though the Company's bylaws provide for the election of directors by a plurality of votes cast, its Corporate Governance Guidelines require that a director tender his resignation if he fails to receive the required number of votes for reelection. If an incumbent director fails to receive the required vote for re-election, the Nominating & Governance Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his resignation. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

Board's Role in Risk Oversight

        In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company's resource base, political risks and credit and investment risk. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company's business opportunities and challenges, and monitors the development and management of risks that impact the Company's strategic goals. The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company's systems of financial reporting, auditing, internal controls and legal and regulatory compliance. The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. The Compensation

Committee assists the Board in fulfilling its oversight responsibilities by overseeing the Company's compensation policies and practices.

Attendance at Annual Meetings

        Pursuant to the Company's Corporate Governance Guidelines, directors are encouraged to attend the annual meetings of stockholders.

Interested Party Communications

        Stockholders and other interested parties may communicate by writing to: Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their communications to the Board, any committee of the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked "Stockholder Communication with Directors" and clearly identify the intended recipient(s) of the communication.

        The Company's Chief Administrative Officer will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, the Company's Chief Administrative Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

        Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company's policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company's policies or its Corporate Code of Business Conduct and Ethics.

Available Governance Materials

        The following materials are available on the Company's website at www.anteroresources.com:

  •
  Charter of the Audit Committee of the Board;

  •
  Charter of the Compensation Committee of the Board;

  •
  Charter of the Nominating & Governance Committee of the Board;

  •
  Corporate Code of Business Conduct and Ethics;

  •
  Financial Code of Ethics; and

  •
  Corporate Governance Guidelines.

        Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202.

MEETINGS AND COMMITTEES OF DIRECTORS

General

        The Board held 9 meetings during the fiscal year ended December 31, 2014. The three outside directors (Messrs. Clark, Hardesty and Connor) held one executive session. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served.

        The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Audit Committee

        Rules implemented by the NYSE and SEC require the Company to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the Company's initial public offering in October 2013. Mr. Connor has served as chairman of the Audit Committee since September 1, 2013, and Messrs. Clark and Hardesty are also current members of the Audit Committee. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors.

        SEC rules also require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. The Company's Board believes that Mr. Connor possesses substantial financial experience based on his extensive experience in technical accounting and auditing matters as a former audit partner of KPMG LLP. As a result of these qualifications, the Company believes Mr. Connor satisfies the definition of "audit committee financial expert."

        The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Company's Board, including: the selection of the Company's independent accountants, the scope of annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the Company's accounting practices. In addition, the Audit Committee oversees the Company's compliance programs relating to legal and regulatory requirements. The Company has an Audit Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. The Audit Committee held 9 meetings during the fiscal year ended December 31, 2014.

Compensation Committee

        Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a compensation committee or, in the event the Company chooses to establish one, a committee composed entirely of independent directors. However, the Company nevertheless has a compensation committee and it is composed entirely of independent directors.

        The Company's Compensation Committee establishes salaries, incentives and other forms of compensation for executive officers. The Compensation Committee also administers the Company's incentive compensation and benefit plans. The Company has a Compensation Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. Mr. Clark is the chairman of the Compensation Committee and Messrs. Hardesty, Manning and Levy are members of the Compensation

Committee. The Compensation Committee held 4 meetings during the fiscal year ended December 31, 2014.

        None of the Company's executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of the Company's Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating & Governance Committee

        Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a nominating and governance committee or, in the event the Company chooses to establish one, a committee composed entirely of independent directors. However, the Company nevertheless has a nominating and governance committee and it is composed entirely of independent directors.

        The Company's Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Company's Board, develops and oversees the Company's internal corporate governance processes and directs all matters relating to the succession of the Company's CEO. The Company has a Nominating & Governance Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. Mr. Hardesty is the chairman of the Nominating & Corporate Governance Committee and Messrs. Kagan, Connor and Keenan are members of the Nominating & Governance Committee. The Nominating & Governance Committee held 3 meetings during the fiscal year ended December 31, 2014.

        Prior to recommending to the Board that an existing director be nominated for election as a director at the annual meeting of stockholders, the Nominating & Governance Committee will consider and review the director's:

  •
  past Board and committee meeting attendance and performance;

  •
  length of Board service;

  •
  personal and professional integrity, including commitment to the Company's core values;

  •
  relevant experience, skills, qualifications and contributions that the existing director brings to the Board; and

  •
  independence under applicable standards.

        In the event that a vacancy on the Board arises, the Nominating & Governance Committee will seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Nominating & Governance Committee will solicit recommendations from existing directors and senior management. These recommendations are considered by the Nominating & Governance Committee along with any recommendations that have been received from stockholders as discussed below. The Nominating & Governance Committee may, in its discretion, retain a search firm to provide additional candidates. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating & Governance Committee considers the entirety of each candidate's credentials. In particular, the Nominating & Governance Committee may consider, among other factors, the candidate's:

  •
  diversity;

  •
  relevant skills, qualifications and experience in the context of the needs of the Board;

  •
  independence under applicable standards;

  •
  business judgment;

  •
  service on boards of directors of other companies;

  •
  personal and professional integrity, including commitment to the Company's core values;

  •
  openness and ability to work as part of a team;

  •
  willingness to commit the required time to serve as a Board member;

  •
  industry or other specialized expertise; and

  •
  relevant business and financial experience.

        The Nominating & Governance Committee will treat recommendations for directors that are received from the Company's stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in this proxy statement.

ITEM TWO: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. KPMG LLP has audited the Company's and its predecessor's financial statements since 2003. The audit of the Company's annual consolidated financial statements for the year ended December 31, 2014 was completed by KPMG LLP on February 25, 2015.

        The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company's independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

        The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company's independent registered public accounting firm. The stockholders' ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change the Company's independent registered public accounting firm at any time.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015.

 AUDIT MATTERS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

        Pursuant to its charter, the Audit Committee's principal functions include the duty to: (i) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for the Company; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company's independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm's senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company's annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) oversee the Company's internal audit function; (vi) ratify related party transactions as set forth in the Company's Related Persons Transactions Policy; (vii) review with management the Company's major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in the Company's proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

        While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company's management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

        In performing its oversight role, the Audit Committee has reviewed and discussed the Company's audited financial statements with the Company's management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm's independence and has discussed with the independent registered public accounting firm its independence.

        Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company's audited financial statements for the year ended December 31, 2014 be included in the Form 10-K, which was filed with the SEC on February 25, 2015. The Audit Committee also selected KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

        Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company's management and independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that (i) the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company's financial statements are presented in accordance with generally accepted accounting principles or (iii) KPMG LLP is in fact independent.

  Members of the Audit Committee:

  Richard W. Connor (Chairman)
  Robert J. Clark
  Benjamin A. Hardesty

Audit and Other Fees

        The table below sets forth the aggregate fees and expenses billed by KPMG LLP, the Company's independent registered public accounting firm, for the last two fiscal years to the Company and its predecessor, Antero Resources LLC:

	For the Years Ended December 31
	2013	2014
Audit Fees(1)
Audit and Quarterly Reviews	$544,000	$1,446,000
Other Filings	499,000	566,000

Subtotal	1,043,000	2,012,000
Tax Fees(2)	47,000	57,000
Advisory Fees(3)	—	269,000

Total	$1,090,000	$2,338,000

(1)
Includes audit of the Company's annual consolidated financial statements included in its Annual Report on Form 10-K and internal controls over financial reporting in 2014, review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company's other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2014 and 2013. Fees in 2014 also include the audit of the financial statements of Antero Midstream Partners LP.

(2)
Tax return preparation and consultation on tax matters.

(3)
Fees paid to KPMG LLP for assistance in documentation of internal controls over financial reporting.

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company's independent registered public accounting firm's fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2014, the Audit Committee approved 100% of the services described above under the captions "Audit Fees," "Tax Fees" and "Advisory Fees."

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, who we refer to in this Compensation Discussion and Analysis as our "Named Executive Officers."

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer, Regional Vice President and Treasurer
Kevin J. Kilstrom	Vice President—Production
Ward D. McNeilly	Vice President—Reserves, Planning and Midstream

Executive Summary

Compensation Philosophy and Objectives of Our Compensation Program

        Since our inception, we have sought to profitably grow our company and our compensation philosophy has been primarily focused on recruiting individuals who are motivated to help us achieve that goal. Accordingly, we have structured our compensation program to attract highly qualified and experienced individuals capable of contributing to the continued growth of our Company, in terms of net production, oil and gas reserves and enterprise value. To achieve these objectives, we provide what we believe is a competitive total compensation package to our Named Executive Officers through a combination of base salary, annual cash incentive payments, and long-term equity-based incentive awards, as discussed in more detail below.

Compensation Best Practices

        The following table highlights the compensation best practices utilized by the Company:

	What We Do	What We Don't Do

✓	Use a representative and relevant peer group	No tax gross ups for executive officers
✓	Apply robust minimum stock ownership guidelines	No "single-trigger" change-of-control cash payments
✓	Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic objectives	No excessive perquisites No management contracts
✓	Evaluate the risk of our compensation programs
✓	Use and review compensation tally sheets
✓	Use an independent compensation consultant

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

        The role of the Compensation Committee is to oversee all matters of the Company's executive compensation program. Each year, the Committee reviews, modifies (if necessary) and approves the Company's peer group, corporate goals and objectives relevant to the compensation of the Chief Executive Officer ("CEO") and other executive officers, and the executive compensation program. In addition, it is responsible for reviewing the performance of the CEO and President, Chief Financial Officer and Secretary ("President/CFO"), and in consultation with the CEO and President/CFO, the performance of other executive officers within the framework of the Company's executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the CEO and President/CFO, and in consultation with the CEO and President/CFO, the compensation of the other executive officers.

        In addition to the responsibilities listed above, the Compensation Committee also has the authority to retain an independent executive compensation consultant. For 2014, the Compensation Committee retained Frederic W. Cook & Co., Inc. ("F.W. Cook"). In compliance with the U.S. Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Committee determined that F.W. Cook was independent.

Role of External Advisors

        In 2014, F.W. Cook:

  •
  Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;

  •
  With input of management, established a peer group of companies to use for executive compensation comparisons;

  •
  Assessed our compensation program's position relative to market for our Named Executive Officers and stated compensation philosophy;

  •
  Prepared a report of its analysis, findings and recommendations for our executive compensation program.

        F.W. Cook's report was provided to the Compensation Committee in 2014. The report was also utilized by Messrs. Rady and Warren when making their recommendations to the Board for fiscal 2014 compensation decisions.

Role of Executive Officers

        Executive compensation decisions are typically made on an annual basis by the Compensation Committee with input from the CEO and the President/CFO. Specifically, after reviewing relevant market data and surveys within our industry, Messrs. Rady and Warren typically provide recommendations to the Compensation Committee regarding the compensation levels for our existing Named Executive Officers and our executive compensation program as a whole. Messrs. Rady and Warren attend all Compensation Committee meetings. After considering these recommendations, the Compensation Committee typically meets in executive session and adjusts base salary levels, cash bonus awards and determines the amount of any equity grants for each of our Named Executive Officers. In making executive compensation recommendations, Messrs. Rady and Warren consider each Named Executive Officer's performance during the year, the Company's performance during the year, as well as comparable company compensation levels and independent oil and gas company compensation surveys. While the Compensation Committee gives considerable weight to Messrs. Rady and Warren's recommendations on compensation matters, the Compensation Committee has the final decision-making authority on all executive compensation matters. No other officers have assumed a role in the evaluation, design or administration of our executive officer compensation program.

Competitive Benchmarking

        When assessing the appropriateness of the Company's compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our Company's philosophy that, while our compensation practices should be competitive in the marketplace, marketplace information is only one of the many factors considered in assessing the reasonableness of our executive compensation program.

        Messrs. Rady and Warren used information provided by F.W. Cook to assess the total compensation levels of our top eight executives relative to market. In addition, Messrs. Rady and Warren used statistical information from the 2014 Oil and Gas E&P Industry Compensation Survey (the "ECI Survey") prepared by Effective Compensation, Incorporated ("ECI") to supplement F.W. Cook's Peer Group data. Messrs. Rady and Warren considered the results of the F.W. Cook Survey data and ECI Survey data when making their recommendations to the Board for fiscal 2015 decisions.

        F.W. Cook Survey Data.    In 2014, F.W. Cook identified a peer group of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations comprised of the following 16 companies (the "F.W. Cook Peer Group"):

• Cabot Oil & Gas Corporation;	• Pioneer Natural Resources Company;
• Cimarex Energy Co.;	• QEP Resources, Inc.;
• Concho Resources Inc.;	• Range Resources Corporation;
• Energen Corporation;	• SM Energy Company;
• EQT Corporation;	• Southwestern Energy Company;
• Laredo Petroleum, Inc.;	• Ultra Petroleum Corporation;
• Newfield Exploration Company;	• Whiting Petroleum Corporation; and
• Oasis Petroleum Inc.;	• WPX Energy, Inc.

        ECI Survey Data.    Data from ECI was used because it is specific to the energy industry and derives its data from direct contributions from a large number of participating companies with which we compete for talent. The ECI Survey was used to compare our executive compensation program against the executive compensation programs at the following 11 companies (collectively, the "Peer Group"):

• Cimarex Energy Co.;	• Range Resources Corporation;
• Energen Corporation;	• SM Energy Company;
• EQT Corporation;	• Ultra Petroleum Corporation;
• Newfield Exploration Company;	• Whiting Petroleum Corporation; and
• Oasis Petroleum Inc.;	• WPX Energy, Inc.
• Pioneer Natural Resources Company;

        Due to the broad responsibilities of our Named Executive Officers, comparing survey data to the job descriptions of our Named Executive Officers is sometimes difficult. However, as discussed above, our compensation objective is designed to be competitive with the peer companies listed above. Therefore, when formulating their recommendations to the Compensation Committee, Messrs. Rady and Warren generally target compensation levels that are in the median range by reference to persons with similar duties at companies in our peer group. However, actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer's role within our organization, performance, experience, skills or tenure with us, changes to the individual's position and trends in compensation practices within the Peer Group or industry. Each of our Named Executive Officer's current and prior compensation is considered in setting future compensation. Specifically, the amount of each Named Executive Officer's current compensation is considered as a base against which the Compensation Committee makes determinations as to whether adjustments are necessary to retain the executive in light of competition and in order to provide continuing performance incentives. Thus, the Compensation Committee's determinations regarding compensation are the result of the exercise of judgment based on all reasonably available information and, to that extent, are discretionary.

Assessment of Individual and Company Performance

        We believe that a balance of individual and company performance criteria should be used in establishing total compensation. Therefore, in determining the level of compensation for each Named Executive Officer, the Compensation Committee subjectively considers our overall financial and operational performance and the relative contribution and performance of each of our Named Executive Officers as described in more detail below.

Elements of Compensation

        Our Named Executive Officers' compensation includes the following key components:

  •
  Base salaries;

  •
  Annual cash incentive payments; and

  •
  Long-term equity-based incentive awards.

Base Salaries

        Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. Base salaries are generally reviewed annually, but are not systematically increased if the Compensation Committee believes that (1) our executives are currently compensated at proper levels in light of our Company's performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

        In addition to providing a base salary that is competitive with other independent oil and gas exploration and production companies, the Compensation Committee also considers pay levels within our Company to appropriately align each of our Named Executive Officer's base salary level relative to the base salary levels of our other officers so that it accurately reflects such officer's relative skills, responsibilities, experience and contributions to our Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

  •
  the responsibilities of the officer;

  •
  the period over which the officer has performed these responsibilities;

  •
  the scope, level of expertise and experience required for the officer's position;

  •
  the strategic impact of the officer's position; and

  •
  the potential future contribution and demonstrated individual performance of the officer.

        In addition to the individual factors listed above, our overall business performance and implementation of company objectives are taken into consideration in connection with determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

        The following table provides an overview of the changes in base salary for the Named Executive Officers from 2013 to 2014. These changes reflect market adjustments intended to bring the base salaries of our Named Executive Officers in line with the competitive market.

Executive Officer	2013 Base Salary	2014 Base Salary	% Increase
Paul M. Rady	$650,000	$800,000	23%
Glen C. Warren, Jr.	$525,000	$600,000	14%
Alvyn A. Schopp	$350,000	$400,000	14%
Kevin J. Kilstrom	$350,000	$400,000	14%
Ward D. McNeilly	$315,000	$360,000	14%

Annual Cash Incentive Payments

        Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer's annual compensation package. Historically, the Compensation Committee had used an annual discretionary cash bonus; however, based on recommendations from F.W. Cook, the Compensation Committee implemented a new annual incentive plan design for fiscal 2014. This annual incentive plan is based on a balanced scorecard that is used to measure the Company's performance. In connection with the adoption of a more structured bonus program, the Company adopted bonus targets for each of the Named Executive Officers. These bonus targets are listed below and were determined based on our compensation strategy to provide bonus compensation that is competitive with the market median.

Executive Officer	2014 Target Bonus (as a % of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Kevin J. Kilstrom	85%
Ward D. McNeilly	80%

        With respect to the 2014 fiscal year, the Compensation Committee selected certain financial, operational and other metrics that aligned with the Company's business strategy and would lead to long-term shareholder value. The Committee then established relative weightings for each category of measure. The level of each weighting was intended to indicate the relative importance of management focus for the year. Following the adoption of the scorecard measures for 2014, the Compensation

Committee then established threshold, target and maximum bonus levels. The table below provides an overview of the performance measures selected for the 2014 annual incentive plan.

Performance Category	Approximate Weighting	Selected Metrics
		• EBITDAX (YE 2013 Strip)
Financial	30%	• Net Debt to EBITDAX (12/31/2014)
		• Cash Production Expense

		• Net Production vs. Plan
		• Development Costs ($/Mcfe)
Operational	30%	• G&A ($/Mcfe)
		• CAPEX vs. Plan
		• Lost Time Incident Rate (LTIR)

		• Succession Planning
		• Strategic Planning
Discretionary	40%	• Sarbanes Oxley Implementation
		• Safety Training and Subcontractor Management
		• Meaningful Environmental Incident Record

Total	100%

2014 Year End Scorecard Performance

        In order to determine the appropriate payout levels for the 2014 annual incentive scorecard, the Compensation Committee reviewed the Company's performance against each of the scorecard categories. Management provided information dealing with the Company's performance as well as market context, including changes in assumptions from the beginning of the year to the end of the year. The following table summarizes the Compensation Committee's assessment and the resulting payout.

Performance Category	Approximate Weighting	Compensation Committee Payout Determination	Compensation Committee Assessment
Financial	30%	Threshold	In spite of strong performance against goals, the Company performed below target (at the threshold level) primarily due to falling commodity prices during the year, negatively impacting EBITDAX and Net Debt/EBITDAX.
Operational	30%	Target +
			The Compensation Committee determined the Company performed at or above target levels for key operational measures, including strong results related to Net Production, Safety, G&A and Development Costs.
Discretionary	40%	Target
			The Compensation Committee assessed the Company's performance to be strong in delivering results related to key strategic measures of this category, including execution against the strategic plan, corporate governance implementation, key employee succession planning, and safety initiative.

        After deliberations and considering the overall performance of the Company, the Committee determined that a Target payout under the annual incentive scorecard was warranted, and elected to pay 2014 bonuses in March 2015 in the following amounts for the Named Executive Officers:

Executive Officer	2014 Actual Bonus ($)	2014 Target Bonus (as a % of Base Salary)	2014 Actual Bonus (% of Target)
Paul M. Rady	$960,000	120%	100%
Glen C. Warren, Jr.	$600,000	100%	100%
Alvyn A. Schopp	$340,000	85%	100%
Kevin J. Kilstrom	$340,000	85%	100%
Ward D. McNeilly	$288,000	80%	100%

Long-Term Equity-Based Incentive Awards

        Historically, our long-term equity-based incentive awards have consisted of profits interests in Antero Resources Employee Holdings LLC ("Holdings"), which holds as a portion of the membership interests in Antero Resources Investment LLC ("ARI"), which in turn, owns approximately 75% of the outstanding shares of our common stock. These awards entitle our employees, including our Named Executive Officers, to receive, subject to the terms and provisions of the limited liability company agreement of Holdings (the "Holdings LLC Agreement") and the restricted unit agreements pursuant to which the awards were granted, a portion of any future profits of Holdings that result from any distributions on the ARI units that are held by Holdings once certain return thresholds have been achieved. This structure enabled us to provide our employees with long-term equity incentive compensation in an affiliated entity that may directly profit from any success we achieve. The numbers and classes of units in Holdings that were granted to each Named Executive Officer were determined based on each executive's contribution to the development of the Company.

        Other than the Holdings units granted to Messrs. Rady, Warren, Schopp and McNeilly in May 2013, all of the Holdings units held by our Named Executive Officers were fully vested as of December 31, 2014. The unvested portion of the Holdings units held by Messrs. Rady, Warren, Schopp and McNeilly will become vested as described in footnote 4 to the Outstanding Equity Awards at 2014 Fiscal Year-End table below.

        Under the Company's Long-Term Incentive Plan (the "AR LTIP"), the Compensation Committee, in its sole discretion, may grant stock-based compensation awards, including options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and performance awards, to our employees (including our Named Executive Officers), consultants and directors. The terms and conditions of the awards granted are established by the Compensation Committee.

2014 AR LTIP Grants

        The Compensation Committee granted restricted stock unit awards under the AR LTIP to each of our Named Executive Officers in April 2014 in connection with a retention program adopted by the Compensation Committee in fiscal 2014. The retention program was intended to provide our Named Executive Officers with a direct link to the performance of our common stock while encouraging their continued service to us. In addition, the Compensation Committee considered the terms of the Holdings units held by the Named Executive Officers and determined that a grant of restricted stock units would provide a further retention incentive for the executives. With respect to Messrs. Rady and Warren, 50% of the restricted stock unit awards granted pursuant to the retention program will vest on October 22 of each of 2016 and 2017 so long as Mr. Rady or Mr. Warren, as applicable, remains continuously employed by us from the grant date through the applicable vesting date. With respect to the other Named Executive Officers other than Messrs. Rady and Warren, 25% of the restricted stock unit awards granted pursuant to the retention program will vest on April 1 of each of 2015, 2016, 2017 and 2018, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. For a further discussion of the vesting terms and other restrictions applicable to the restricted stock unit awards granted pursuant to the retention program, see the discussion under the heading "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Restricted Stock Unit Awards" below. As of December 31, 2014, no restricted stock unit awards granted pursuant to the retention program had vested.

2015 AR LTIP Grants

        The Compensation Committee granted restricted stock unit awards and options to purchase shares of our common stock to each of our Named Executive Officers in April 2015 in connection with the Company's annual long-term equity-based incentive program. These awards are subject to the terms and provisions of the AR LTIP and the award agreements pursuant to which they were granted.

Antero Midstream Phantom Units

        Our Named Executive Officers also spend a portion of their time providing services to Antero Midstream Partners LP (the "Partnership") and thus are also entitled to receive grants of equity-based awards under the Partnership's Long Term Incentive Plan (the "Midstream LTIP"). In November 2014, each of our Named Executive Officers was granted phantom units under the Midstream LTIP in connection with the initial public offering of the Partnership. Twenty-five percent of the phantom units granted to each of our Named Executive Officers will become vested on each of the first four anniversaries of the grant date so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. For a further discussion of the vesting terms and other restrictions applicable to the phantom units, see the discussion under the heading "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Phantom Unit Awards" below. As of December 31, 2014, no phantom units awards granted pursuant to the Midstream LTIP had vested.

Other Benefits

Health and Welfare Benefits

        Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

        We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits us to make discretionary matching and non-elective contributions, and, effective as of January 1, 2014, the plan provides safe harbor matching contributions equal to 100% of employees' pre-tax contributions under the plan, but not as to pre-tax contributions exceeding 4% of their eligible compensation.

Perquisites and Other Personal Benefits

        We believe that the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive and, therefore, perquisites do not play a significant role in our Named Executive Officers' total compensation.

2015 Changes to Base Salaries and Annual Incentive Plan

        In February 2015, after comparing base salary levels to the F.W. Cook Peer Group and the ECI Peer Group (as described in more detail above under "Compensation Discussion and Analysis—Implementing Our Objectives—Competitive Benchmarking") and considering the individual and business factors described above, Messrs. Rady and Warren recommended, and the Compensation Committee approved, increases in the base salaries of our Named Executive Officers. The increases are identified in the table below and became effective as of March 1, 2015. The adjusted base salary amounts were slightly below the median of both the F.W. Cook Peer Group and the ECI Peer Group.

Executive Officer	Base Salary as of January 2014	Base Salary as of March 2015	Percentage Increase
Paul M. Rady	$800,000	$825,000	3%
Glen C. Warren, Jr.	$600,000	$620,000	3%
Alvyn A. Schopp	$400,000	$415,000	4%
Kevin J. Kilstrom	$400,000	$415,000	4%
Ward D. McNeilly	$360,000	$375,000	4%

        The following table identifies the performance categories, weighting, and selected metrics that the Compensation Committee selected for the 2015 fiscal year under our annual incentive plan.

Performance Category	Approximate Weighting	Selected Metrics
		• EBITDAX (YE 2014 Strip)
Financial	30%	• Net Debt to EBITDAX (12/31/2015)
		• Cash Production Expense

		• Net Production vs. Plan
		• Development Costs ($/Mcfe)
Operational	30%	• G&A ($/Mcfe)
		• CAPEX vs. Plan
		• Lost Time Incident Rate (LTIR)

		• Succession Planning
		• Strategic Planning
Discretionary	40%	• Compliance Activities
		• Safety Training and Subcontractor Management
		• Meaningful Environmental Incident Record

Total	100%

Employment, Severance or Change in Control Agreements

        We do not maintain any employment, severance or change in control agreements with any of our Named Executive Officers.

        As discussed below under "Potential Payments Upon a Termination or a Change in Control," Messrs. Rady, Warren, Schopp, Kilstrom, and McNeilly could be entitled to receive certain payments or accelerated vesting of his unit awards in Holdings, restricted stock units in the Company, or phantom units in the Partnership, as applicable, that remain unvested upon his termination of employment with us under certain circumstances or the occurrence of certain corporate events.

Other Matters

Stock Ownership Guidelines and Prohibited Transactions

        Under our stock ownership guidelines adopted in 2013, the Company's executive officers and certain of the Company's non-employee directors are required to own a minimum number of shares of our common stock within five years of the adoption of the guidelines, or within five years of becoming an executive officer or being appointed to the Board, as applicable. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer's base salary based on the executive officer's position. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

        In addition, each of our non-employee directors other than Messrs. Kagan, Keenan, Manning and Levy are required to hold shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer we pay to our non-employee directors. These stock ownership guidelines are designed to align our executive officers' and directors' interests more closely with those of the Company's stockholders. The Company's insider trading policy also prohibits directors, officers or employees from (i) purchasing shares of our common stock on margin, (ii) engaging in short sales of our common stock or (iii) purchasing or selling puts or calls on shares of our common stock.

Tax and Accounting Treatment of Executive Compensation Decisions

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes a $1 million limit on the amount compensation paid to certain executive officers that a public corporation may deduct for federal income tax purposes in any year unless the compensation qualifies as "performance-based compensation" within the meaning of Section 162(m) of the Code. In our fiscal 2013 proxy, our stockholders approved the material terms of the AR LTIP so that we may grant qualified "performance-based compensation" under the AR LTIP, if determined by the Compensation Committee to be in our best interest and in the best interest of our stockholders. While we will continue to monitor our compensation programs in light of Section 162(m) of the Code, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) of the Code is nevertheless in the best interests of our Company and our stockholders.

        Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangement that are efficient, effective and in full compliance with these requirements.

Risk Assessment

        We have reviewed our compensation policies and practices to determine where they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and the potential risks that could be created by the programs and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long term objectives of our incentive compensation, the degree to which programs provided for discretion to determine payout amounts and our general governance structure.

        Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. The Compensation Committee believes our overall compensation program provides a reasonable balance between short and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine ultimate value are associated with total company value and avoid an environment that might cause pressure to meet specific financial or individual performance goals. In addition, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall individual performance relative to continually evolving company objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is based on the Compensation Committee's belief that applying company-wide objectives encourages decision making that is in the best long-term interests of our Company and our stakeholders as a whole. The multi-year vesting of our equity awards for executive compensation discourage excessive risk-taking and properly accounts for the time horizon of risk. Accordingly, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, do not create policies that are reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:
Robert J. Clark, Chairman Benjamin A. Hardesty James R. Levy Christopher R. Manning

Summary Compensation Table

        The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table for the Years Ended December 31, 2014, 2013 and 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)		All Other Compensation ($)(4)	Total ($)
Paul M. Rady	2014	$800,000	$960,000	$25,567,995	—		$6,677	$27,334,673
(Chairman of the	2013	$650,000	$1,200,000	—	—	(3)	—	$1,850,000
Board and Chief Executive Officer)	2012	$515,000	$1,000,000	—	—		—	$1,515,000
Glen C. Warren, Jr.	2014	$600,000	$600,000	$17,051,968	—		$10,400	$18,262,368
(Director, President	2013	$525,000	$950,000	—	—	(3)	—	$1,475,000
and Chief Financial Officer and Secretary)	2012	$425,000	$825,000	—	—		—	$1,250,000
Alvyn A. Schopp	2014	$400,000	$340,000	$9,392,024	—		$10,400	$10,142,424
(Chief Administrative	2013	$350,000	$500,000	—	—	(3)	—	$850,000
Officer and Regional Vice President)	2012	$310,000	$400,000	—	—		—	$710,000
Kevin J. Kilstrom	2014	$400,000	$340,000	$9,392,024	—		$10,400	$10,142,424
(Vice President—	2013	$350,000	$475,000	—	—		—	$825,000
Production)	2012	$310,000	$400,000	—	—		—	$710,000
Ward D. McNeilly	2014	$360,000	$288,000	$7,391,986	—		$10,400	$8,050,386
(Vice President—	2013	$315,000	$425,000	—	—	(3)	—	$740,000
Reserves, Planning and Midstream)	2012	$280,000	$350,000	—	—		—	$630,000

(1)
Represents the aggregate amount of the annual discretionary cash bonuses paid to each Named Executive Officer.

(2)
The amounts reflected in this column represent the grant date fair value of (i) restricted stock unit awards granted to the Named Executive Officers pursuant to the AR LTIP and (ii) phantom units (which include tandem distribution equivalent rights) granted to the Named Executive Officers pursuant to the Midstream LTIP, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 718. See Note 7 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

(3)
In May 2013, Messrs. Rady, Warren, Schopp and McNeilly were each granted additional units in Holdings. As indicated above under the heading "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Incentive Awards," the units in Holdings are intended to constitute "profits interests" for federal tax purposes. Accordingly, if Holdings had been liquidated as of the date these units were granted, Messrs. Rady, Warren, Schopp and McNeilly would not have been entitled to receive a distribution with respect to such units.

(4)
The amounts reflected in this column represent the amount of the Company's 401(k) match for fiscal 2014 for each participating Named Executive Officer.

Grants of Plan-Based Awards for Fiscal Year 2014

Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Paul M. Rady
Restricted Stock Units	4/1/2014	307,314	$19,999,995
Phantom Units	11/12/2014	192,000	$5,568,000
Glen C. Warren, Jr.
Restricted Stock Units	4/1/2014	204,978	$13,339,968
Phantom Units	11/12/2014	128,000	$3,712,000
Alvyn A. Schopp
Restricted Stock Units	4/1/2014	122,926	$8,000,024
Phantom Units	11/12/2014	48,000	$1,392,000
Kevin J. Kilstrom
Restricted Stock Units	4/1/2014	122,926	$8,000,024
Phantom Units	11/12/2014	48,000	$1,392,000
Ward D. McNeilly
Restricted Stock Units	4/1/2014	92,194	$5,999,986
Phantom Units	11/12/2014	48,000	$1,392,000

(1)
The equity awards that are disclosed in this Grants of Plan-Based Awards for Fiscal Year 2014 table are (i) restricted stock unit awards of the Company granted under the AR LTIP on April 1, 2014 and (ii) phantom unit awards of the Partnership granted under the Midstream LTIP on November 12, 2014.

(2)
The amounts reflected in this column represent the grant date fair value of (i) restricted stock unit awards granted to the Named Executive Officers pursuant to the AR LTIP and (ii) phantom units (which include tandem distribution equivalent rights) granted to the Named Executive Officers pursuant to the Midstream LTIP, computed in accordance with FASB ASC Topic 718. See Note 7 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2014 table.

Restricted Stock Unit Awards

        On April 1, 2014, the Compensation Committee granted restricted stock units under the AR LTIP to each of our Named Executive Officers in connection with the retention program described above under "Elements of Our Compensation—Long-Term Equity-Based Incentive Awards." With respect to Messrs. Rady and Warren, 50% of the restricted stock unit awards granted pursuant to the retention program will vest on October 22 of each of 2016 and 2017, so long as Mr. Rady or Warren, as applicable, remains continuously employed by us from the grant date through the applicable vesting date. With respect to the other Named Executive Officers other than Messrs. Rady and Warren, 25% of the restricted stock unit awards granted pursuant to the retention program will vest on April 1 of each of 2015, 2016, 2017 and 2018, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. All of the restricted stock units granted to each Named Executive Officer will also become fully vested immediately if such Named Executive Officer's employment terminates due to his death or disability. Vested restricted stock units (less any restricted stock units withheld to satisfy applicable tax withholding obligations) will be settled through the issuance of common stock within 30 days following the applicable vesting date. While a Named Executive Officer holds unvested restricted stock units, he is entitled to receive distribution equivalent right credits (the "AR DERs") equal to cash distributions paid in respect of a share of our common stock of the Company. The AR DERs will be paid in cash within 30 days following the vesting of the associated restricted stock units (and will be forfeited at the same time the associated restricted stock units are forfeited).The potential acceleration and forfeiture events relating to these restricted stock units are described in greater detail under the heading "Potential Payments Upon Termination or Change of Control" below.

Phantom Unit Awards

        On November 12, 2014, the Compensation Committee granted phantom units under the Midstream LTIP to each of our Named Executive Officers in connection with the initial public offering of the Partnership. Twenty-five percent of the phantom units granted to each of our Named Executive Officers will become vested on each of the first four anniversaries of the grant date so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. All of the phantom units granted to each Named Executive Officer will also become fully vested immediately if such Named Executive Officer's employment terminates due to his death or disability. Vested phantom units (less any phantom units withheld to satisfy applicable tax withholding obligations) will be settled through the issuance of common units within 30 days following the applicable vesting date. While a Named Executive Officer holds unvested phantom units, he is entitled to receive distribution equivalent right credits (the "Midstream DERs") equal to cash distributions paid in respect of a common unit of the Partnership. The Midstream DERs will be paid in cash within 30 days following the vesting of the associated phantom units (and will be forfeited at the same time the associated phantom units are forfeited). The potential acceleration and forfeiture events relating to these phantom units are described in greater detail under the heading "Potential Payments Upon Termination or Change of Control" below.

Outstanding Equity Awards at 2014 Fiscal Year-End

        The following table provides information concerning equity awards that have not vested for our Named Executive Officers as of December 31, 2014.

	Option Awards(1)				Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)(3)	Option Exercise Price ($)(5)	Option Expiration Date(5)	Number of Units That Have Not Vested (#)(7)	Market Value of Units That Have Not Vested ($)(8)
Paul M. Rady
Class A-2 Units	—	113,670	N/A	N/A
Class B-2 Units	—	500,000	N/A	N/A
Class B-4 Units(4)	1,875,000	625,000	N/A	N/A
Restricted Stock Units					307,314	$12,470,802
Phantom Units					192,000	$5,280,000
Glen C. Warren, Jr.
Class A-2 Units	—	75,780	N/A	N/A
Class B-2 Units	—	333,333	N/A	N/A
Class B-4 Units(4)	1,250,000	416,667	N/A	N/A
Restricted Stock Units					204,978	$8,318,007
Phantom Units					128,000	$3,520,000
Alvyn A. Schopp
Class A-2 Units	—	50,000	N/A	N/A
Class B-2 Units	—	125,000	N/A	N/A
Class B-4 Units(4)	318,750	106,250	N/A	N/A
Restricted Stock Units					122,926	$4,988,337
Phantom Units					48,000	$1,320,000
Kevin J. Kilstrom
Class A-2 Units	—	200,000	N/A	N/A
Class B-2 Units	—	400,000	N/A	N/A
Restricted Stock Units					122,926	$4,988,337
Phantom Units					48,000	$1,320,000
Ward D. McNeilly
Class A-2 Units	—	50,000	N/A	N/A
Class B-2 Units	—	50,000	N/A	N/A
Class B-4 Units	—	100,000	N/A	N/A
Class B-4 Units(4)	30,000	10,000	N/A	N/A
Class B-7 Units	—	50,000	N/A	N/A
Class B-13 Units(4)	82,500	27,500	N/A	N/A
Restricted Stock Units					92,194	$3,741,233
Phantom Units					48,000	$1,320,000

(1)
The equity awards that are disclosed in this Outstanding Equity Awards at 2014 Fiscal Year-End table under Option Awards are units in Holdings that are intended to constitute profits interests for federal tax purposes rather than traditional option awards.

(2)
Awards reflected as "Unexercisable" are Holdings units that have not yet become vested.

(3)
Awards reflected as "Exercisable" are Holdings units that have become vested, but have not yet been settled.

(4)
One-third of the unvested Holdings units reflected in this row will become vested on each of May 7, 2015, May 7, 2016 and May 7, 2017 so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through each such date.

(5)
These equity awards are not traditional options and, therefore, there is no exercise price or expiration date associated with them.

(6)
The equity awards that are disclosed in this Outstanding Equity Awards at 2014 Fiscal Year-End table under the Stock Awards column consist of restricted stock units granted under the AR LTIP and phantom units granted under the AM LTIP.

(7)
Except as otherwise provided in the applicable award agreement, (i) (A) with respect to Messrs. Rady and Warren, 50% of the restricted stock units will vest on October 22 of each of 2016 and 2017, so long as Mr. Rady or Warren, as applicable, remains continuously employed by us from the grant date through the applicable vesting date, or (B) with respect to Messrs. Schopp, Kilstrom, and McNeilly, 25% of the restricted stock units will vest on April 1 of each of 2015, 2016, 2017 and 2018, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date, and (ii) 25% of the phantom units granted to each of our Named Executive Officers will become vested on November 12, 2015, 2016, 2017 and 2018, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.

(8)
The amounts reflected in this column represent the market value of (i) common stock underlying the restricted stock unit awards granted to the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2014, which was $40.58 per share, and (ii) common units of the Partnership underlying the phantom unit awards granted to the Named Executive Officers, computed based on the closing price of the Partnership's common units on December 31, 2014, which was $27.50 per unit.

Option Exercises and Stock Vested in Fiscal Year 2014

        The Holdings units were not designed with exercise features and, therefore, there has not been, nor will there be any, exercises associated with them. Because the Holdings units were the only equity awards classified as options held by our Named Executive Officers as of December 31, 2014, there were not any option exercises during the fiscal year ended December 31, 2014. Furthermore, no stock subject to other equity awards granted during 2014 became vested during the fiscal year ended December 31, 2014.

Pension Benefits

        We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

        We do not provide nonqualified deferred compensation benefits to our employees.

Payments Upon Termination or Change in Control

Holdings Units

        As described above, we do not maintain individual employment agreements, severance agreements or change in control agreements with our Named Executive Officers; however, the unvested units in Holdings granted to Messrs. Rady, Warren, Schopp and McNeilly could be affected by the termination of their employment or the occurrence of certain corporate events. The impact of such a termination or corporate event upon the units is governed by the terms of both the restricted unit agreements issued to them in connection with the grant of their unit awards, as well as the Holdings LLC Agreement.

        The Holdings LLC Agreement provides that upon the termination of a Named Executive Officer's employment with us by reason of death or "disability" (as defined below) or upon the occurrence of an "exit event" (as defined below) while the Named Executive Officer is employed by us, any unvested portion of the Holdings units granted to the Named Executive Officer will become vested; our termination of the Named Executive Officer's employment with or without "cause," as well as the officer's voluntary termination of employment, generally results in the forfeiture of all unvested Holdings units. In addition, a termination for "cause" results in a forfeiture of all vested units. Any unvested portion of the Holdings units granted to a Named Executive Officer may also become immediately vested under such circumstances and at such times as the board of directors of Holdings determines to be appropriate in its discretion.

        The Holdings LLC Agreement also provides that upon the voluntary resignation of a Named Executive Officer or the occurrence of an exit event, any portion of the Holdings units granted to the officer that have vested as of the time of the applicable event are subject to repurchase, at Holdings' option, at a purchase price equal to the "fair market value" of such units, as determined by the unanimous resolution of the board of directors of Holdings. Such amount may be paid by Holdings in cash or by promissory note. In addition, in lieu of electing to repurchase all or any portion of a Named Executive Officer's vested units in Holdings, the board of directors of Holdings has the right to modify such units so that the aggregate amount that may potentially be distributed with respect to such units is "capped" at the lesser of (a) the aggregate amount that the Named Executive Officer is entitled to receive with respect to such units under the Holdings LLC Agreement or (b) an amount equal to the sum of (x) the fair market value of such units as of the date the Named Executive Officer's employment terminates (the "Termination Value") and (y) an accretion amount with respect to the Termination Value calculated based upon a rate equal to 5% per annum, compounding annually in arrears as of the Termination Date.

        Under the Holdings LLC Agreement, a Named Executive Officer will be considered to have incurred a "disability" if the officer becomes incapacitated by accident, sickness or other circumstance that renders the officer mentally or physically incapable of performing the officer's duties with us on a full time basis for a period of at least 120 days during any 12 month period. A termination for "cause" will occur following an employee's (1) gross negligence or willful misconduct, (2) conviction of a felony or a crime involving theft, fraud or moral turpitude, (3) refusal to perform material duties or responsibilities, (4) willful and material breach of a corporate policy or code of conduct or (5) willful engagement in conduct that damages the integrity, reputation or financial success of Antero or any of its affiliates. Further, an "exit event" generally includes the sale of our Company, in one transaction or a series of related transactions, whether structured as (a) a sale or other transfer of all or substantially all of our units (including by way of merger, consolidation, share exchange, or similar transaction), (b) a sale or other transfer of all or substantially all of our assets promptly followed by a dissolution and liquidation of our Company or (c) a combination of the transactions described in clauses (a) and (b).

Restricted Stock Units and Phantom Units

        As noted above, any unvested restricted stock units or phantom units granted to our Named Executive Officers will become immediately fully vested if the applicable Named Executive Officer's employment with us terminates due to his death or "disability." For purposes of these awards, a Named Executive Officer will be considered to have incurred a "disability" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Potential Payments Upon Termination or Change in Control Table for Fiscal 2014

        Because the right to repurchase vested Holdings units is optional rather than mandatory, none of our Named Executive Officers would have had a right to receive any amounts in respect of their Holdings units on or after a termination of their employment or the occurrence of an exit event as of December 31, 2014. However, if Messrs. Rady, Warren, Schopp and McNeilly's employment with us would have terminated due to the Named Executive Officers' death or disability or if an exit event occurred, the unvested portion of his Holdings units would have become vested. The Holdings units effectively represent an indirect interest in certain shares of our common stock. The closing price of our common stock on December 31, 2014 was $40.58 per share.

        Similarly, if any of our Named Executive Officers' employment with us would have terminated due to the Named Executive Officers' death or disability, the unvested portion of his restricted stock units and phantom units, as applicable, would have become vested. The restricted stock units represent a direct interest in shares of our common stock, and the closing price of our common stock on December 31, 2014 was $40.58 per share. The phantom units represent a direct interest in the Partnership's common units, and the closing price of the Partnership's common units on December 31, 2014 was $27.50 per unit.

        The amounts that each of our Named Executive Officers would receive in connection with the accelerated vesting of their equity awards upon a termination due to their death or disability (assuming such termination occurred on December 31, 2014) are reflected in the last column of the Outstanding Equity Awards at 2014 Fiscal Year-End table above.

Compensation of Directors

General

        Our non-employee directors are entitled to receive compensation for services they provide to us consisting of retainers, fees and equity compensation as described below. The Compensation Committee reviews and approves non-employee director compensation on a periodic basis.

        Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received for their services to us during 2014 as employees has been disclosed in the Summary Compensation Table above.

        Messrs. Kagan, Keenan, Levy and Manning have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to the sponsor with which they are affiliated.

Retainer and Fees; Equity-Based Compensation

        Each non-employee director receives the following compensation:

  •
  an annual retainer fee of $60,000 per year, plus an additional $5,000 for the lead director of the Board in the event he or she is not a committee chairperson;

  •
  an additional retainer of $7,500 per year for each member of the Audit Committee, plus an additional $12,500 per year for its chairperson;

  •
  an additional retainer of $5,000 per year for each member of the Compensation Committee, plus an additional $10,000 per year for its chairperson; and

  •
  an additional retainer of $5,000 per year for each member of the Nominating & Governance Committee, plus an additional $5,000 per year for its chairperson.

        All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their retainers in the form of shares of our common stock. Directors do not receive any meeting fees, but each director is reimbursed for: (1) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (2) travel and miscellaneous expenses related to his or her participation in general education and orientation programs for directors.

        In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of stock options with an aggregate exercise price equal to $80,000 and restricted stock with an aggregate grant date value equal to $80,000, in each case, subject to the terms and conditions of the AR LTIP and the award agreements pursuant to which such awards are granted. As discussed above under "Compensation Discussion and Analysis—Other Matters—Stock Ownership Guidelines and Prohibited Transactions," by the later of October 7, 2018 or within five years of being appointed to the Board, each of our non-employee directors other than Messrs. Kagan, Keenan, Manning and Levy are required to hold shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer paid to our non-employee directors.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Peter R. Kagan	$70,000	$80,023	$31,359	$181,382
W. Howard Keenan, Jr.	$65,000	$80,023	$31,359	$176,382
Christopher R. Manning	$65,000	$80,023	$31,359	$176,382
Richard W. Connor	$85,000	$80,023	$31,359	$196,382
Robert J. Clark	$82,500	$80,023	$31,359	$193,882
Benjamin A. Hardesty	$80,625	$80,023	$31,359	$192,007
James R. Levy	$68,750	$80,023	$31,359	$180,132

(1)
Includes annual cash retainer fee and committee chair fees for each non-employee director during fiscal 2014, as more fully explained above.

(2)
Reflects the aggregate grant date fair value of restricted stock and stock option awards granted under the AR LTIP in fiscal year 2014, computed in accordance with FASB ASC Topic 718. See Note 7 to our consolidated financial statements on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date of October 16, 2014, which was $52.44 per share. As of December 31, 2014, each non-employee director held 1,526 outstanding shares of restricted stock. In addition, each non-employee director held options to purchase 3,003 shares of our common stock, with options to purchase 1,477 shares of our common stock at an exercise price equal to $54.15 per share, which were granted on October 10, 2013 and options to purchase 1,526 shares of our common stock at an exercise price equal to $52.44 per share, which were granted on October 16, 2014. Each director's unvested restricted stock awards and stock options will become vested in full on October 16, 2015, in each case, so long as the director continues to serve on the Board through such date.

Equity Compensation Plan Information

          The following table sets forth information about our common stock that may be issued under all existing equity compensation plans of the Company as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan	2,042,762	(1)	$52.44	(3)	14,819,823
Antero Midstream Partners LP Long Term Incentive Plan	2,361,440	(2)	N/A(4)		7,618,560
Equity compensation plans not approved by security holders	—		—		—

Total	4,404,202				22,438,383

(1)
The Antero Resources Corporation Long-Term Incentive Plan (the "AR LTIP") was approved by our sole stockholder prior to our IPO and by our shareholders at the 2014 annual meeting of stockholders.

(2)
The Antero Midstream Partners LP Long Term Incentive Plan (the "Midstream LTIP") was approved by the Company and the general partner of the Partnership prior to its IPO.

(3)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit awards granted under the AR LTIP.

(4)
Only phantom unit awards and restricted unit awards have been granted under the Midstream LTIP, and there is no weighted average exercise price associated with these awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

        The following table sets forth information with respect to the beneficial ownership of our common stock as of April 13, 2015:

  •
  each of our named executive officers;

  •
  each of our directors and nominees;

  •
  all of our directors and executive officers as a group; and

  •
  each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

        Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be. Unless otherwise note, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Antero Resources Investment LLC(1)	207,165,909	74.8
Peter R. Kagan(2)(3)	6,505	*
W. Howard Keenan, Jr.(2)(3)	4,821	*
Christopher R. Manning(2)(3)(4)	40,571	*
Richard W. Connor(2)(3)(5)	4,861	*
Robert J. Clark(2)(3)	6,805	*
Benjamin A. Hardesty(2)(3)	7,818	*
James R. Levy(2)(3)	6,417	*
Paul M. Rady	—	*
Glen C. Warren, Jr.(6)	7	*
Alvyn A. Schopp	16,416	*
Kevin J. Kilstrom	16,416	*
Ward D. McNeilly	12,312	*
Directors and officers as a group (12 persons)	122,949	*

*
Less than one percent.

(1)
Pursuant to the limited liability company agreement (the "LLC Agreement") of Antero Resources Investment LLC ("Antero Investment"), the disposition of any shares of our common stock held by Antero Investment requires the approval of the director appointed by Warburg Pincus and at least 69% of the voting interests in Antero Investment.

  Under the LLC Agreement, the board of directors of Antero Investment has the authority to vote the shares of our common stock held by Antero Investment in its discretion with respect to matters deemed ordinary course, including the election of our directors, the ratification of our auditor, the approval of incentive compensation plans and proposals submitted by other stockholders. On all other matters, the board of directors of Antero Investment will vote the shares of common stock in equal proportion to the vote cast by members holding voting units relative to all outstanding voting units. Accordingly, holders of voting units in Antero Investment may be deemed to have beneficial ownership of an amount of shares of common stock held by Antero Investment equal to such holders' respective voting unit percentage.

  Funds affiliated with Warburg Pincus own 38.4% of the voting interests in, and have the right to appoint one director of, Antero Investment. The Warburg Pincus funds are Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), and together with its two affiliated partnerships Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands ("WP VIII CV I"), and WP-WPVIII Investors, L.P., a Delaware limited partnership ("WP-WPVIII Investors") and, together with WP VIII and WP VIII CV I, the "WP VIII Funds"), Warburg Pincus Private Equity X, L.P., a Delaware limited partnership ("WP X"), and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WP X Partners," and together with WP X, the "WP X Funds"), and Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership ("WP X O&G"), through their beneficial interests in WP Antero LLC, a Delaware limited liability company, an indirect subsidiary of WP X, WP X O&G, WP-WPVIII Investors and a direct subsidiary of WP X Partners, WP VIII and WP VIII CV I. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X GP"), is the general partner of the WP X Funds and WP X O&G. Warburg Pincus X LLC, a Delaware limited liability company ("WP X LLC"), is the general partner of WP X GP. WP-WPVIII Investors LLC, a Delaware limited liability company ("WP-WPVIII LLC"), is the general partner of WP-WPVIII Investors. Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners"), is the sole member of WP X LLC and WP-WPVIII LLC and the general partner of WP VIII and WP VIII CV I. Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), is the manager of the WP VIII Funds, the WP X Funds, and WP X O&G. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Each of Messrs. Kaye and Landy, together with the WP VIII Funds, the WP X Funds, WP X O&G, WP X GP, WP X LLC, WP Partners, WP LLC and WP are collectively referred to herein as the "Warburg Pincus Entities". Each Warburg Pincus Entity disclaims beneficial ownership with respect to any shares of common stock, except to the extent of its pecuniary interest. In addition, two of our directors, Peter R. Kagan and James R. Levy, also serve as partners of WP and as Managing Directors and Members of WP LLC. Messrs. Kagan and Levy disclaim beneficial ownership of all shares of common stock held by the Warburg Pincus entities.

  Investment funds managed by Yorktown Partners own voting interests in, and have the right to appoint one director of, Antero Investment, who is initially W. Howard Keenan, Jr. The Yorktown funds that hold an interest in Antero Investment consist of Yorktown Energy Partners V, L.P. (1.3%), Yorktown Energy Partners, VI, L.P. (1.4%), Yorktown Energy Partners VII, L.P. (3.2%) and Yorktown Energy Partners VIII, L.P. (4.9%). Yorktown V Company LLC is the sole general partner of Yorktown Energy Partners V, L.P. Yorktown VI Company LP is the sole general partner of Yorktown Energy Partners VI, L.P. Yorktown VI Associates LLC is the sole general partner of Yorktown VI Company LP. Yorktown VII Company LP is the sole general partner of Yorktown Energy Partners VII, L.P. Yorktown VII Associates LLC is the sole general partner of Yorktown VII Company LP. Yorktown VIII Company LP is the sole general partner of Yorktown Energy Partners VIII, L.P. Yorktown VIII Associates LLC is the sole general partner of Yorktown VIII Company LP. The managers of each of Yorktown V Company LLC, Yorktown VI Associates LLC, Yorktown VII Associates LLC and Yorktown VIII Associates LLC, who act by majority approval, are Bryan H. Lawrence, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta and Robert A. Signorino. As a result, Yorktown V Company LLC, Yorktown VI Associates LLC, Yorktown VII Associates LLC, Yorktown VIII Associates LLC and their respective managers may be deemed to share the power to direct the vote of a proportionate amount of common stock held by Antero Investment. The Yorktown funds and the foregoing Yorktown-related entities and individuals disclaim beneficial ownership of the shares of common stock held by Antero Investment, except to the extent of their pecuniary interest therein. Mr. Keenan disclaims beneficial ownership of all shares of common stock held by Antero Investment over which the Yorktown funds may be deemed to have beneficial ownership.

  Trilantic Capital Partners Fund III Onshore Rollover L.P., Trilantic Capital Partners AIV I L.P., Trilantic Capital Partners Fund AIV I L.P., Trilantic Capital Partners Fund (B) AIV I L.P., TCP Capital Partners V AIV I L.P., Trilantic Capital Partners IV L.P., Trilantic Capital Partners Group VI L.P., Trilantic Capital Partners Fund IV Funded Rollover L.P., TCP Capital Partners VI L.P. (collectively, "Trilantic Capital Partners") and LB DPEF 2004 Partners L.P. ("DPEF") collectively and indirectly own 8.5% of the voting interests in Antero Investment. The holdings of Trilantic Capital Partners and DPEF are held by TCP Antero I-1 Holdco, LLC, which is managed by Trilantic Capital Management LLC ("TCM") as managing member; TCP Antero I-2 Holdco, LLC and TCP Antero I-4 Holdco, LLC, are each managed by Trilantic Capital Partners IV L.P. as managing member. TCP Antero I-1 Holdco, LLC, TCP Antero I-2 Holdco, LLC and TCP Antero I-4 Holdco, LLC (collectively, the "Trilantic Entities") have the right to appoint one director of Antero Investment. TCM, the investment adviser of Trilantic Capital Partners, as well as Charles Ayres, E. Daniel James, Christopher R. Manning, Jon Mattson and Charles C. Moore (collectively, the "Trilantic Partners") as partners, members of the Board of Managers and majority owners of TCM, may be deemed to share voting and dispositive power of the voting interests in Antero Investment owned by Trilantic Capital Partners. Trilantic Capital Partners and DPEF disclaim beneficial ownership of the shares of common stock, except to the extent of their pecuniary interest. TCM and the Trilantic Partners disclaim beneficial ownership of all shares held by the Trilantic Entities.

(2)
Includes 1,526 shares of restricted stock that will vest in a single installment one year from the date of grant, or October 16, 2015.

(3)
Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023.

(4)
Mr. Manning indirectly owns 35,750 shares of common stock purchased by TCP Antero Principals LLC, a Trilantic Capital Partners entity, and these shares are included because of his affiliation with Trilantic Capital Partners, as described above. Mr. Manning disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.

(5)
Mr. Connor indirectly owns 40 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Connor disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.

(6)
Mr. Warren indirectly owns 7 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders on the basis of information obtained from them and our records.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2014, including those reports that we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding common stock of the company, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 2014, except that one stock purchase transaction by a family member of Mr. Connor was not timely reported on Form 4.

RELATED PERSON TRANSACTIONS

General

        The Board has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company's proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

        The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company's participation in such transactions under the Company's Related Persons Transaction Policy adopted by the Board ("RPT Policy") on October 7, 2013, which pre-approves certain related person transactions, including:

  •
  any employment of an executive officer if his or her compensation is required to be reported in the Company's proxy statement under Item 402;

  •
  director compensation which is required to be reported in the Company's proxy statement under Item 402;

  •
  any transaction with an entity at which the related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the entity's equity, if the aggregate amount involved does not exceed $1 million;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person's only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed $200,000;

  •
  any transaction where the related person's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., dividends) is pre-approved or ratified (as applicable);

  •
  any transaction involving a related person where the rates or charges involved are determined by competitive bids is pre-approved or ratified (as applicable);

  •
  any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority is pre-approved or ratified (as applicable); and

  •
  any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services is pre-approved or ratified (as applicable).

        The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

        There were no related person transactions during 2014 which were required to be reported in "Related Persons Transactions" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Registration Rights Agreement

        In connection with the closing of the Company's initial public offering in October 2013, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the owners of the membership interests of Antero Investment, which includes certain members of the Company's management and its sponsors. Pursuant to the Registration Rights Agreement, the Company agreed to register the sale of shares of its common stock under certain circumstances.

        Demand Registration Rights.    At any time after the closing of the Company's initial public offering, the Company's sponsors and certain other investors (the "Investor Members") have the right to require the Company by written notice to register the sale of a number of their shares of common stock in an underwritten offering. The Company is required to provide notice of the request within 10 days following the receipt of such demand request to all additional holders of its common stock, who may, in certain circumstances, participate in the registration. The Investor Members have the right to cause up to an aggregate of two such demand registrations (and up to four additional demand registrations that constitute "shelf registrations" as such term is defined in the Registration Rights Agreement). In no event shall more than one demand registration occur during any six-month period or within 180 days (with respect to the Company's initial public offering) or 90 days (with respect to any other public offering) after the effective date of a final prospectus that the Company files. Further, the Company is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50,000,000. Any such demand registration may be for a shelf registration statement. The Company will be required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a "shelf registration" is requested) after the effective date and the consummation of the distribution by the participating holders.

        Piggy-back Registration Rights.    If, at any time, the Company proposes to register an offering of common stock (subject to certain exceptions) for its own account, then the Company must give at least fifteen days' notice to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement.

        Conditions and Limitations; Expenses.    These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and the Company's right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with the Company's obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register shares under the Registration Rights Agreement will terminate on the earlier of (i) ten years following the closing of the Company's initial public offering and (ii) when no registrable common stock remains outstanding. Registrable common stock means all common stock other than shares (i) sold pursuant to an effective registration statement under the Securities Act, (ii) sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) that have ceased to be outstanding, (iv) sold in a private transaction in which the transferor's rights under the Registration Rights Agreement are not assigned to the transferee of the stock or (v) that have become eligible for resale pursuant to Rule 144(b) (or any similar rule then in effect under the Securities Act).

Antero Midstream Partners LP

        Antero Midstream Partners LP (the "Partnership") is a growth-oriented limited partnership formed by us to own, operate and develop midstream assets to service our natural gas and oil and condensate production. On November 10, 2014, the Partnership completed its initial public offering of 46,000,000 common units representing limited partnership interests at a price of $25.00 per common unit, including the exercise in full by the underwriters of their option to purchase an additional 6,000,000 common units. At the closing of the Partnership's initial public offering, the Company contributed its gathering and compression assets to Antero Midstream LLC ("Midstream Operating"), and the ownership of Midstream Operating was contributed to the Partnership.

        In connection with the completion of the Partnership's initial public offering, Antero Resources Midstream Management LLC ("Midstream Management"), a wholly-owned subsidiary of Antero Investment, received the non-economic general partner interest and incentive distribution rights of the Partnership. A non-economic general partner interest allows the general partner to manage the Partnership's business and affairs, but does not entitle it to receive cash distributions on its general partner interest. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash in excess of the minimum quarterly distribution when certain target distribution levels have been achieved.

        Upon completion of the offering, including the underwriters' full exercise of their option to purchase additional common units, Antero and its affiliates owned 29,940,957 common units and all 75,940,957 subordinated units. The remaining 46,000,000 common units are held by the public.

        The gross proceeds of the Partnership's initial public offering were approximately $1.2 billion. After subtracting underwriting discounts and offering expenses of approximately $63 million, net proceeds received by the Partnership from the initial public offering were approximately $1.1 billion. The Partnership used approximately $843 million of the net proceeds to repay assumed indebtedness from us and to reimburse us for certain capital expenditures incurred. The Partnership retained $250 million of the net proceeds for general partnership purposes.

Agreements with Antero Midstream Partners LP

        Registration Rights Agreement.    In connection with the closing of the Partnership's initial public offering, we entered into a registration rights agreement with the Partnership. Pursuant to the registration rights agreement, the Partnership may be required to register the sale of our (i) common units issued (or issuable) to it in connection with the Partnership's initial public offering, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the Partnership's partnership agreement in certain circumstances.

        Services Agreement.    In connection with the closing of the Partnership's initial public offering, we entered into a services agreement with the Partnership, pursuant to which we agreed to provide customary operational and management services for the Partnership in exchange for reimbursement of any direct expenses and an allocation of any indirect expenses attributable to the provision of such services by us.

        Gathering and Compression.    Pursuant to a 20-year gas gathering and compression agreement with the Partnership, we agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to the Partnership (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Our production subject to a pre-existing dedication will be dedicated to the Partnership at the expiration of such pre-existing dedication. In addition, if we acquire any gathering facilities, we are required to offer such gathering facilities to the Partnership at our cost. The Partnership also has an option to gather and compress natural gas produced by us on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that the Partnership does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties. In return for our acreage dedication, the Partnership agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. Revenues associated with this agreement totaled approximately $96 million for the period from November 10, 2014 to December 31, 2014.

        Fresh Water Distribution.    In addition to the gathering and compression agreement, we also granted the Partnership an option for a period of 18 months after the completion of its initial public offering to purchase at fair market value our fresh water distribution systems, which consist of two independent fresh water distribution systems that distribute fresh water from the Ohio River and several other regional water sources for producers' well completion operations in the Marcellus and Utica Shales.

        Processing.    We entered into a right-of-first-offer agreement with the Partnership for gas processing services, pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation, transportation or marketing services with respect to its production (other than production subject to a pre-existing dedication) without first offering the Partnership the right to provide such services.

        License.    Pursuant to a license agreement with the Partnership, the Partnership has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

Firm Transportation Agreement

        The Company is a party to two firm transportation agreements with a private midstream company controlled by certain investment funds managed by or affiliated with Yorktown Partners LLC. In addition, Mr. Keenan serves on both the Company's board and the board of the private midstream company. The Company's obligation under one of the agreements is approximately $13 million per year through December 2023. The Company's obligation under the other agreement is approximately $54 million per year from November 2015 through October 2030.

Agreements with EnLink

        Certain principals of Yorktown Partners LLC, one of the Company's sponsors, own interests in and/or serve on the board of directors of Enlink Midstream, LLC, the general partner of EnLink Midstream Partners, L.P., or EnLink. The Company has two compression and condensate stabilization agreements with an affiliate of EnLink. The Company's obligation under one of the agreements is approximately $10 million per year through March 2021. The Company's obligation under the other agreement is approximately $16 million per year through March 2022.

 ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

        Any stockholder desiring to present a stockholder proposal at the Company's 2016 Annual Meeting of Stockholders and to have the proposal included in the Company's related proxy statement must send the proposal to the Company at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than February 3, 2016. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

        In addition, in accordance with the Company's bylaws, any stockholder entitled to vote at the Company's 2016 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company's proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2016 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of the Company's bylaws and SEC rules and regulations. Such proposal must be submitted in writing at the address shown above, so that it is received between January 21, 2016 and February 20, 2016.

        The Company's Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board and other sources.

Proxy Materials, Annual Report and Other Information

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2015:

        THE NOTICE OF AVAILABILITY WILL BE SENT TO STOCKHOLDERS ON OR ABOUT APRIL 20, 2015. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AND THE 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.anteroresources.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000244265_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following three Class II nominees: 1. Election of Directors Nominees 01 Peter R. Kagan 02 W. Howard Keenan, Jr. 03 Christopher R. Manning ANTERO RESOURCES CORPORATION 1615 WYNKOOP STREET DENVER, CO 80202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To ratify the appointment of KPMG LLP as Antero Resources Corporation's independent registered public accounting firm for the year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000244265_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ANTERO RESOURCES CORPORATION Annual Meeting of Stockholders June 3, 2015 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Glen C. Warren, Jr. and Alvyn A. Schopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on June 3, 2015, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his discretion upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side